Exhibit 3.42

AMENDED AND RESTATED CERTIFICATE OF FORMATION

FOR-PROFIT CORPORATION

OF

TOWN & COUNTRY FOOD STORES, INC.

Pursuant to the provisions of the Texas Business Organizations Code, as amended from time to time (the “TBOC”), Town & Country Food Stores, Inc. (the “Company”) hereby adopts this Amended and Restated Certificate of Formation of the Company (this “Restated Certificate”), which accurately copy the Articles of Incorporation of the Company (the “Articles”) and all amendments thereto that are in effect to date and as further amended by this Restated Certificate as hereinafter set forth, and which contain no other change in any provision thereof.

ARTICLE ONE. The name of the corporation is Town & Country Food Stores, Inc.

ARTICLE TWO. The Articles are hereby amended by this Restated Certificate as follows:

1. The Articles are hereby amended by amending ARTICLE I through ARTICLE VII to read in their entirety as set forth in Article Four of this Restated Certificate.

2. The Articles are hereby further amended by adding ARTICLE VIII through ARTICLE X.

ARTICLE THREE. Each amendment made by this Restated Certificate has been approved in the manner required by the TBOC and by the constituent documents of the Company and has been effected in conformity with the provisions of the TBOC.

ARTICLE FOUR. This Restated Certificate accurately states the text of the Articles and all amendments and supplements thereto that are in effect to date and as further amended herein and contains no other change in any provision thereof other than those items that may be omitted as provided in the TBOC:

ARTICLE I

NATURE OF ENTITY: The entity formed under this articles of incorporation is a Texas for-profit corporation.

ARTICLE II

NAME: The name of the corporation is Town & Country Food Stores, Inc.

ARTICLE III

PURPOSE: The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Organization Code.

ARTICLE IV

DURATION: The period of its duration is perpetual.

ARTICLE V

REGISTERED OFFICE: The address of the registered office of the corporation, as of the date hereof, is 4433 Baldwin Blvd., Corpus Christi, Texas 78408.

ARTICLE VI

REGISTERED AGENT: The name of the corporation’s registered agent, as of the date hereof, is E.V. Bonner, Jr., 4433 Baldwin Blvd., Corpus Christi, Texas 78408.

ARTICLE VII

ORGANIZERS: The following people were the organizers of this corporation.

Name	Address

George E. Ray	3000 Fidelity Union Tower Dallas, Texas

Curtis W. Meadows, Jr.	3000 Fidelity Union Tower Dallas, Texas

Thomas W. Oliver	3000 Fidelity Union Tower Dallas, Texas

ARTICLE VIII

TOTAL SHARES: The aggregate number of shares the corporation is authorized to issue is Ten Million (10,000,000).

ARTICLE IX

VALUE OF SHARES: This corporation is authorized to issue one class of shares only. The par value of each share is one cent ($0.01) per share.

ARTICLE X

DIRECTORS: The board of directors, as of the date hereof, consists of two (2) directors, each of whom will serve as director until his or her successor is elected and qualified. The names and addresses of the directors, as of the date hereof, are as follows:

Name	Address

Sam L. Susser	4433 Baldwin Blvd. Corpus Christi, Texas 78408

E.V. Bonner, Jr.	4433 Baldwin Blvd. Corpus Christi, Texas 78408

The undersigned has executed this Restated Certificate on this 24th day of April, 2008.

Town & Country Food Stores, Inc.

By:	E.V. Bonner, Jr.
Name: E.V. Bonner, Jr. Title: Executive Vice President

4